UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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INFORMATION REQUIRED IN PROXY STATEMENT

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KOHL’S CORPORATION
(Name of Registrant as Specified in Its Charter)

MACELLUM BADGER FUND, LP MACELLUM BADGER FUND II, LP MACELLUM ADVISORS, LP MACELLUM ADVISORS GP, LLC JONATHAN DUSKIN
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Macellum Badger Fund, LP, a Delaware limited partnership (“Macellum Badger”), together with the other participants named herein, intends to nominate director candidates and file a preliminary proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2022 annual meeting of shareholders of Kohl’s Corporation, a Wisconsin corporation (the “Company”).

On January 25, 2022, Macellum Badger issued the following press release and open letter to the Company’s Board of Directors, which was also uploaded to Macellum Badger’s website www.macellumcapitalmanagement.com:

Macellum Issues Letter to the Kohl’s Board Regarding the Need to Immediately Appoint a Shareholder Representative to Support a Credible Review of Strategic Alternatives

Asserts the Board has Impugned its Credibility by Calling Macellum’s Assessment of Potential Acquirers “Unfounded Speculation” Just Days Before Confirming Expressions of Interest

Believes the Board Must Establish a Special Committee of Independent Directors to Oversee the Review, Retain Impartial Advisors and Solicit Proposals from Interested Bidders

Contends it is Time to Invite a Macellum Representative to Join the Board and Lead the Special Committee, Effectively Providing Necessary Credibility to the Review Process

Reserves Right to Hold the Current Directors Accountable Through an Election Contest or the Appropriate Legal Channels if the Board Chills a Value-Maximizing Sales Process

NEW YORK--(BUSINESS WIRE)--Macellum Advisors GP, LLC (together with its affiliates, “Macellum” or “we”), a long-term holder of nearly 5% of the outstanding common shares of Kohl’s Corporation (NYSE: KSS) (“Kohl’s” or the “Company”), today issued an open letter to the Company’s Board of Directors (the “Board”).

***

Dear Members of the Board,

As you know, Macellum is a nearly 5% shareholder of Kohl’s and has spent multiple years trying to engage with the Company to catalyze enhanced value creation. The public letter we issued last week encouraged the Board to initiate a comprehensive review of strategic alternatives, including a potential sale of Kohl’s to one of the many well-capitalized financial sponsors that we believed were – and remain – interested in acquiring the Company. Despite another year of stagnation and more than two decades of underperformance at Kohl’s, the Board quickly responded to us with a dismissive press release that referred to our assessment of potential suitors as “unfounded speculation.”1 Now, less than one week later, the Board has validated our assessment by confirming expressions of interest after a $64 per share all-cash offer from Acacia Research Corporation and a reported approach from Sycamore Partners.

While the Board boasted last week that “Kohl’s strategy is producing results,” the market’s extremely positive reaction to the expressions of interest confirmed yesterday indicates to us that investors want an organized sales process.2 Multiple sell-side analysts also issued notes yesterday that acknowledge the superior value that can likely be obtained via a sale. In our view, the Board cannot ignore yesterday’s approximately 35% spike in the Company’s share price and try to chill acquirers’ interest.3

1 Quote obtained from Company press release dated January 18, 2022.

2 Quote obtained from Company press release dated January 18, 2022.

3 Share price appreciation reflects the following time period: the close of trading on January 21, 2022 through the close of trading on January 24, 2022.

Rather than cling to the status quo, we urge the Board to immediately take the following steps to try to maximize value for all shareholders:

1.	Publicly commit to carrying out a robust process to review strategic alternatives;

2.	Form a special committee of independent directors to oversee the review, retain advisors and solicit proposals from all interested bidders, and;

3.	Invite a Macellum representative to join the Board and lead the special committee, effectively providing credibility to the process.

Though we believe Kohl’s could be a source of significant value with a significantly refreshed Board, improved execution and an optimized balance sheet, we feel the best risk-adjusted path forward for shareholders right now is a credible and open process to evaluate a full sale of the Company at an attractive premium. We are eager to lend our expertise and support this process if the Board will extend us an invitation without onerous conditions and terms. Candidly, we do not have faith in the current Board to run this process on its own, nor do we believe the Board is capable of objectively evaluating possible bids relative to its historically overly optimistic assessments of management’s standalone plans.

In the interest of transparency, we are making this correspondence public. We hope the Board responds to us in a constructive and timely manner. However, we reserve our right to hold the current directors accountable through an election contest or the appropriate legal channels if the Board chills a value-maximizing sales process.

Sincerely,

Jonathan Duskin

Managing Partner

Macellum Capital Management

***

About Macellum

Macellum Capital Management is an activist investment firm, with deep expertise in the retail and consumer sectors, founded in 2009 by Jonathan Duskin. Macellum invests in undervalued companies that it believes can appreciate significantly in value as a result of a change in corporate strategy or improvements in operations, capital allocation or corporate governance. Macellum’s investment team, advisors and network of industry experts draw upon their extensive strategic, operating and boardroom experience to assist companies in designing and implementing initiatives to improve long-term shareholder value. Macellum prefers to constructively engage with management to improve its governance and performance for the benefit of all stockholders. However, when management is entrenched, Macellum has run successful proxy contests to effectuate meaningful change. Macellum has run successful election contests to effectuate meaningful change at many companies, including at The Children’s Place Inc., Citi Trends, Inc., Bed Bath and Beyond and Big Lots, Inc. Learn more at www.macellumcapitalmanagement.com.

Certain Information Concerning the Participants

Macellum Badger Fund, LP, a Delaware limited partnership (“Macellum Badger”), together with the other participants named herein, intends to nominate director candidates and file a preliminary proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2022 annual meeting of shareholders of Kohl’s Corporation, a Wisconsin corporation (the “Company”).

MACELLUM BADGER STRONGLY ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS' PROXY SOLICITOR.

The participants in the proxy solicitation are anticipated to be Macellum Badger, Macellum Badger Fund II, LP, a Delaware limited partnership (“Macellum Badger II”), Macellum Advisors, LP, a Delaware limited partnership (“Macellum Advisors”), Macellum Advisors GP, LLC, a Delaware limited liability company (“Macellum GP”) and Jonathan Duskin.

As of the date hereof, Macellum Badger directly beneficially owns 216,204 shares of Common Stock, $0.01 par value per share, of the Company (the “Common Stock”), including 1,000 shares in record name. As of the date hereof, Macellum Badger II directly beneficially owns 6,738,528 shares of Common Stock. As the investment manager of Macellum Badger and Macellum Badger II, Macellum Advisors may be deemed to beneficially own the 216,204 shares of Common Stock beneficially directly owned by Macellum Badger and 6,738,528 shares of Common Stock beneficially owned directly by Macellum Badger II. As the general partner of Macellum Badger, Macellum Badger II and Macellum Advisors, Macellum GP may be deemed to beneficially own the 216,204 shares of Common Stock beneficially owned directly by Macellum Badger and 6,738,528 shares of Common Stock beneficially owned directly by Macellum Badger II. As the sole member of Macellum GP, Mr. Duskin may be deemed to beneficially own the 216,204 shares of Common Stock beneficially owned directly by Macellum Badger and 6,738,528 shares of Common Stock beneficially owned directly by Macellum Badger II.

Contacts

For Investors:

Saratoga Proxy Consulting

John Ferguson / Joe Mills, 212-257-1311

info@saratogaproxy.com

For Media:

Longacre Square Partners

Greg Marose / Casie Connolly / Bela Kirpalani, 646-386-0091

macellum@longacresquare.com